                                                                    EXHIBIT 12.1


                           THERMO ELECTRON CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                           (IN MILLIONS EXCEPT RATIOS)

                                                                                       Fiscal Year Ended
                                                       Six Months   -------------------------------------------------------
                                                         Ended      December   December    December    December    December
                                                      July 2, 2005  31, 2004   31, 2003    28, 2002    29, 2001    30, 2000
                                                      ------------  --------   --------    --------    --------    --------
Earnings:
  Income from continuing operations before
   provision for income taxes......................     $   141.7   $   259.2   $   222.6  $   301.4   $   121.9   $   170.5
  Add: Fixed charges (below).......................          16.8        24.4        30.0       51.4        82.3        85.9
                                                        ---------   ---------   ---------  ---------   ---------   ---------

    Earnings.......................................     $   158.5   $   283.6   $   252.6  $   352.8   $   204.2   $   256.4
                                                        =========   =========   =========  =========   =========   =========

Fixed Charges:
  Interest expense.................................     $    10.4   $    11.0   $    18.2  $    40.2   $    70.7   $    80.6
  Portion of rent expense representative of an
   interest factor(1)..............................           6.4        13.4        11.8       11.2        11.6         5.3
                                                        ---------   ---------   ---------  ---------   ---------   ---------

    Fixed charges..................................     $    16.8   $    24.4   $    30.0  $    51.4   $    82.3   $    85.9
                                                        =========   =========   =========  =========   =========   =========

Ratio of earnings to fixed charges.................           9.4        11.6         8.4        6.9         2.5         3.0
                                                        =========   =========   =========  =========   =========   =========

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(1) We estimate that the interest component of rent expense approximates one-third of such expense.